Exhibit 99.1

News

Media Contact: Stacey Beckhardt 610-738-6198 sbeckhar@cephalon.com Candace Steele 610-727-6231 csteele@cephalon.com Investor Contact: Chip Merritt 610-738-6376 cmerritt@cephalon.com

For Immediate Release

Cephalon Announces Positive Results from a Pivotal Study of FENTORA in Opioid-tolerant Patients with Non-cancer Breakthrough Pain

Company on Target to File Supplemental New Drug Application
 in the Fourth Quarter

Frazer, PA—August 16, 2007—Cephalon, Inc. (Nasdaq: CEPH) today announced positive results from a 12-week, Phase 3 clinical trial of FENTORA® (fentanyl buccal tablet) [C-II] in patients with breakthrough pain associated with a broad range of chronic non-cancer pain conditions.  The study achieved statistical significance on the primary endpoint.  Results across the 12 weeks of treatment showed both statistically significant and clinically relevant outcomes for patients with breakthrough pain who were already receiving and who were tolerant to opioid therapy for their underlying persistent pain.  FENTORA is approved only for the management of breakthrough pain in patients with cancer who are already receiving and who are tolerant to opioid therapy for their underlying persistent cancer pain.

“We are excited to complete our Phase 3 program with this third and final controlled study.  These data show similar positive outcomes as those with FENTORA in treating breakthrough pain in opioid-tolerant patients with cancer, chronic neuropathic pain, and chronic low-back pain,” said Dr. Lesley Russell, Executive Vice President, Worldwide Medical and Regulatory Operations.  “We plan to submit these data to the Food and Drug Administration in the fourth quarter as part of our supplemental New Drug Application.”

About the Study

The double-blind, placebo-controlled, variable dose Phase 3 trial included 148 patients.  The primary endpoint was the Sum of Pain Intensity Differences from five to 60 minutes (SPID60) as assessed after 12 weeks of treatment.  SPID60 is a measure that assesses analgesic efficacy of a pain medication over the first 60 minutes after treatment.  Patients treated with FENTORA showed a statistically significant improvement on the primary endpoint (p<0.0001) compared with placebo.

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SOURCE:  Cephalon, Inc. • 41 Moores Road • Frazer, PA  19355 • (610) 344-0200 • Fax (610) 344-0981

FENTORA was generally well tolerated by the study participants with side effects consistent with those in the currently approved label.  The company plans to present the data at a major medical meeting in the future.

About Breakthrough Pain

Breakthrough pain is a component of chronic pain that is characterized by its rapid onset, moderate to severe intensity, and relatively short duration.  Breakthrough pain has an average onset of three to five minutes and typically lasts 30 to 60 minutes.

About FENTORA

FENTORA is indicated only for the management of breakthrough pain in patients with cancer who are already receiving and who are tolerant to opioid therapy, as described below in the FENTORA label, for their underlying persistent cancer pain.  FENTORA incorporates a drug delivery system that generates transient changes in pH, which may optimize how well the tablet dissolves and how quickly the medicine passes across the lining of the cheek, or buccal mucosa.  Serious adverse events associated with all opioids are respiratory depression (potentially leading to apnea or respiratory arrest), circulatory depression, hypotension, and shock.  All patients should be followed for symptoms of respiratory depression.  The most common (greater than or equal to 10 percent) adverse events observed in FENTORA cancer clinical trials were nausea, dizziness, vomiting, fatigue, headache, constipation, anemia, somnolence, and peripheral edema.  Most adverse events were mild to moderate in severity.  No attempt was made to correct for concomitant use of around-the-clock opioids or cancer-related symptoms.  In addition, application site reactions were reported in nine percent of patients, tended to occur early on treatment, and resulted in treatment discontinuation in only two percent of patients.

PHYSICIANS AND OTHER HEALTHCARE PROVIDERS MUST BECOME FAMILIAR
WITH THE IMPORTANT WARNINGS IN THIS LABEL.

FENTORA contains fentanyl, an opioid agonist and a Schedule II controlled substance, with an abuse liability similar to other opioid analgesics. FENTORA can be abused in a manner similar to other opioid agonists, legal or illicit. This should be considered when prescribing or dispensing FENTORA in situations where the physician or pharmacist is concerned about an increased risk of misuse, abuse or diversion. Schedule II opioid substances which include morphine, oxycodone, hydromorphone, oxymorphone, and methadone have the highest potential for abuse and risk of fatal overdose due to respiratory depression.

FENTORA is indicated only for the management of breakthrough pain in patients with cancer who are already receiving and who are tolerant to opioid therapy for their underlying persistent cancer pain. Patients considered opioid tolerant are those who are taking at least 60 mg of oral morphine/day, at least 25 mcg of transdermal fentanyl/hour, at least 30 mg of oxycodone daily, at least 8 mg of oral hydromorphone daily or an equianalgesic dose of another opioid for a week or longer. Because life-threatening respiratory depression could occur at any dose in opioid non-tolerant patients, FENTORA is contraindicated in the management of acute or postoperative pain. This product is not indicated for use in opioid nontolerant patients.

Patients and their caregivers must be instructed that FENTORA contains a medicine in an amount which can be fatal to a child. Patients and their caregivers must be instructed to keep all tablets out of the reach of children. (See Information for Patients and Caregivers for disposal instructions.)

Due to the higher bioavailability of fentanyl in FENTORA, when converting patients from other oral fentanyl products, including oral transmucosal fentanyl citrate (OTFC and Actiq®), to FENTORA, do not substitute FENTORA on a mcg per mcg basis. Adjust doses as appropriate. (See DOSAGE AND ADMINISTRATION.)

FENTORA is intended to be used only in the care of opioid tolerant cancer patients and only by healthcare professionals who are knowledgeable of and skilled in the use of Schedule II opioids to treat cancer pain.

The concomitant use of FENTORA with strong and moderate cytochrome P450 3A4 inhibitors may result in an increase in fentanyl plasma concentrations, and may cause potentially fatal respiratory depression.

Full prescribing information about FENTORA, including boxed warning, is available from www.FENTORA.com.

About Cephalon, Inc.

Founded in 1987, Cephalon, Inc. is an international biopharmaceutical company dedicated to the discovery, development and marketing of innovative products in four core therapeutic areas: central nervous system, pain, oncology and addiction. Cephalon has delivered a seven-year compound annual growth rate (CAGR) through 2006 greater than 75 percent and 2006 revenue of $1.760 billion.  A member of the Fortune 1000, Cephalon currently employs approximately 3,000 people in the United States and Europe. U.S. sites include the company’s headquarters in Frazer, Pennsylvania, and offices, laboratories or manufacturing facilities in West Chester, Pennsylvania, Salt Lake City, Utah, and suburban Minneapolis, Minnesota. Cephalon’s European headquarters are located in Maisons-Alfort, France.

The company’s proprietary products in the United States include: PROVIGIL® (modafinil) Tablets [C-IV], FENTORA, TRISENOX® (arsenic trioxide) injection, VIVITROL® (naltrexone for extended-release injectable suspension), GABITRIL® (tiagabine hydrochloride), NUVIGIL™ (armodafinil) Tablets [C-IV] and ACTIQ® (oral transmucosal fentanyl citrate) [C-II]. The company also markets numerous products internationally. Full prescribing information on its U.S. products is available at http://www.cephalon.com or by calling 1-800-896-5855.

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In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Cephalon’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs; development of potential pharmaceutical products; interpretation of clinical results including the FENTORA clinical trials discussed herein; prospects for regulatory approval, including the timing of an sNDA filing for FENTORA; manufacturing development and capabilities; market prospects for its products; sales, adjusted net income and basic adjusted income per common share guidance for the third quarter and full-year 2007; and other statements regarding matters that are not historical facts.  You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law. The Private Securities Litigation Reform Act of 1995 permits this discussion.

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